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Exhibit 10.13

DESCRIPTION OF DIRECTOR AND EXECUTIVE COMPENSATION ARRANGEMENTS
(February 26, 2008)

Compensation of Non-Employee Directors

        Annual Retainer.    Non-employee members of the Board receive a retainer in cash and restricted stock:

  •
  The cash component is $70,000.

  •
  The restricted stock award has a value of $82,500(1).

(1)
Grants of restricted stock are determined by dividing the cash value of the award by the 20 trading day average closing price of Company common stock ending on the trading day immediately preceding the date of such award.

•
The retainer is payable annually, upon election, re-election or appointment to the Board(2).

(2)
Pro-rated for partial years of service.

        Committee Chair Retainers.    Each non-employee Committee Chair receives:

  •
  Audit—$20,000, payable one-half in cash and one-half in restricted stock.

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  All other Committees (except Executive Committee)—$15,000, payable one-half in cash and one-half in restricted stock.

        Meeting Fees.    Non-employee directors receive $2,000 per Board meeting for in person attendance. Non-employee directors receive $1,500 per committee meeting for attendance (whether in person, by telephone or video conference). The per meeting fee payable for in person attendance of Board or committee meetings is two (2) times regular meeting fee for any non-employee Director who must travel more than four (4) times zones from his or her personal residence to the location of a meeting of the Board or any of its committees.

        Lead Director Compensation.    The non-employee director designated as Lead Director receives an additional retainer of $25,000 annually, payable one-half in cash and one-half in restricted stock(2).

(2)
Pro-rated for partial years of service.

        Vesting of Restricted Stock.    All restricted stock compensation received by non-employee directors vests one year after the award.

        Director Ownership Guidelines.    Under the Company's Governance Principles, directors must own 3,000 shares or more of Company common stock within two years after their initial election or appointment and 5,000 shares or more three years from such date. Restricted stock qualifies for this purpose only after full vesting.

        Deferred Compensation.    Non-employee directors may elect to defer all or a portion of their cash compensation under the Company's Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"). To date, none of our non-employee directors has elected to do so. All restricted stock issued to non-employee directors as retainers will be placed in the Deferred Compensation Plan. Dividends paid on the restricted stock in this account must be reinvested in Company common stock. Amounts in the Deferred Compensation Plan will not be released until a director retires and resigns from the Board or is not re-elected.

Compensation of Named Executive Officers

        Base Salaries.    The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation Committee of the Board sets or ratifies the base salaries of the Company's executive officers. The following are the current annual base salary levels for the Company's Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers (the "Named Executive Officers") required to be identified in the proxy statement for the Company's 2007 annual meeting of stockholders:

David Simon Chief Executive Officer	$1,000,000
Steven Sterrett Executive Vice President and Chief Financial Officer	475,000
Richard S. Sokolov President and Chief Operating Officer	782,000
Gary Lewis Senior Executive Vice President	500,000
James M. Barkley General Counsel and Secretary	500,000

        Employment Agreements.    Mr. Sokolov has entered into an employment agreement with the Company, a copy of which has been filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2007 (the "2007 10-K").

        Bonus Plan.    Each of the Named Executive Officers is also eligible to receive an annual bonus under the Company's bonus program. For each participant, the Company sets a bonus target, generally expressed as a percentage of base salary. Actual bonus payments may range from 0 to 200% of the target amount. The Company sets specific criteria for corporate, business unit (if applicable) and individual (if applicable) objectives. The criteria may also include subjective measures of performance or financial measures such as EBITDA or other measures related to an executive's primary areas of responsibility. In the case of our Named Executive Officers, the bonus criteria are approved by the Compensation Committee. In the recent past, the payment of bonuses has been made subject to achievement of the Company's overall budget for the year. The Company also includes "stretch" levels which may justify higher payments if Company performance exceeds its budget. If an executive officer's bonus criteria are objective, then the achievement of those criteria are reviewed by the Compensation Committee. Achievement of the bonus criteria is generally determined in February of the year after the performance year and bonuses are paid in March.

        At the time of filing this description, the Compensation Committee has not yet determined the bonuses for the Named Executive Officers for 2007.

        Stock-Based Awards.    The Named Executive Officers are eligible to receive discretionary awards under the Simon Property Group, L.P. 1998 Stock Incentive Plan (the "1998 Plan"). Under the 1998 Plan, the Compensation Committee may make the following types of equity-based awards: incentive stock options, nonqualified stock options, stock appreciation rights, performance units and restricted stock. The only forms of awards the Compensation Committee has granted have been options and restricted stock. No stock options have been granted to employees since 2001.

        Each year the Compensation Committee creates an annual stock incentive program under the 1998 Plan. The stock incentive program provides participants an opportunity to receive an award of restricted shares of common stock if financial and return-based performance measures for the program year are achieved. Until 2006, award opportunities were for a specific number of restricted shares that would be granted in the following year if the performance measures for the program year were met.

Beginning with the 2006 stock incentive program, award opportunities were designated as a specific dollar value which is to be converted into shares of restricted stock if the awards are granted.

        The performance measures and weightings for the 2007 stock incentive program were:

Measure	Weighting
"Target" FFO per Share Goal	35%
"Stretch" FFO per Share Goal	25%
Total Stockholder Return vs. MSCI US REIT Index (meet or exceed)	20%
Total Stockholder Return vs. S&P 500 Index (meet or exceed)	20%

Total	100%

        The 2007 stock incentive program also recognizes evaluations of individual performance on a positive or negative basis. The committee assigns each executive officer an individual rating for his or her program year performance ranging from "0" to "3." Participants with the highest rating of "3" receive 110% to 125% of the initial allocation based on corporate performance (the "Calculated Award"). Participants with a rating of "2" receive 100% of the Calculated Award. Participants with a rating of "1" receive 75% of the Calculated Award, and participants with a rating of 0, which represents unacceptable performance, receive no award.

        The Compensation Committee allocated to the Named Executive Officers, other than David Simon, the opportunity to receive restricted shares with an aggregate value of $4.5 million under the 2007 stock incentive program. David Simon was allocated the opportunity to receive an award of restricted shares with a value of $1.4 million under the 2007 stock incentive plan.

        Insurance and 401(k) Plan.    The Company pays employee and dependent life insurance premiums for each Named Executive Officer and makes annual contributions to the accounts of the Named Executive Officers under the Company's 401(k) retirement plan. The Company's basic contribution to the 401(k) retirement plan is equal to 1.5% of the Named Executive Officer's compensation and for contributions made prior to January 1, 2007 becomes vested 30% after completion of three years of service, 40% after four years of service and an additional 20% after each additional year of service until fully vested after seven years. Company basic contributions made after January 1, 2007 will vest 20% after completion of two years and an additional 20% after each additional year of service until fully vested after six years. The Company matches 100% of the first 3% of the Named Executive Officer's contribution and 50% of the next 2% of the Named Executive Officer's contribution. Company matching contributions are vested when made. The Company's basic and matching contributions are subject to applicable IRS limits and regulations.

        Non-Qualified Plan.    The Named Executive Officers may also participate in the Deferred Compensation Plan, a non-qualified deferred compensation plan for certain executives, key employees and directors. While the Deferred Compensation Plan is an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, certain assets have been set aside in the Simon Property Group, L.P. Deferred Compensation Plan Trust to be used to pay benefits to participants, except to the extent the Company becomes insolvent.

        The Deferred Compensation Plan permits eligible employees to defer receipt of up to 100% of their compensation, including Company stock awarded under the 1998 Plan. The Deferred Compensation Plan also authorizes the Company to make matching contributions based on each eligible employee's elective cash deferrals. The Company has not made any matching contributions since the inception of the Deferred Compensation Plan. Participants in the Deferred Compensation Plan are 100% vested in all elective cash deferrals. Deferrals of Company stock awarded under the 1998 Plan vest in accordance with the terms of the 1998 Plan. Employee elective cash deferrals generate earnings based on investment elections made by individual participants.

        Heath and Welfare Benefits.    The Named Executive Officers also participate in health and welfare benefit plans on the same terms as other salaried employees.

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  Exhibit 10.13
DESCRIPTION OF DIRECTOR AND EXECUTIVE COMPENSATION ARRANGEMENTS (February 26, 2008)